UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 6, 2015 (March 4, 2015)

  KATE SPADE & COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-10689	13-2842791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Park Avenue, New York, New York	10016
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 354-4900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02. TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

On March 4, 2015, Kate Spade & Company (the “Company”) and Lucky Brand Dungarees, LLC (“Lucky Brand LLC”) entered into a transfer and settlement agreement (the “Agreement”) to settle in full, prior to its maturity, the $85.0 million note (the “Lucky Brand Note”) that the Company received from Lucky Brand LLC on February 3, 2014 as a portion of the $225.0 million aggregate consideration for the sale of the Lucky Brand business. Pursuant to the terms of the Agreement, Lucky Brand LLC paid the Company $81.0 million to settle the principal balance of the Lucky Brand Note and related unpaid interest and payment in kind. Since the date of issuance, the Company collected $8.0 million of interest and $81.0 million for principal under the Lucky Brand Note for a total of $89.0 million. With this transaction, the total cash received related to the sale of the Lucky Brand business was $229.0 million, including $8.0 million of interest. The parties also amended the Stock Purchase Agreement dated December 10, 2013 between the Company and Lucky Brand LLC (the “Stock Purchase Agreement”) to increase the Deductible (as defined in the Stock Purchase Agreement) from $2.25 million to $9.0 million and amended the Transition Services Agreement dated February 3, 2014 to modify the definition of Incremental Exit Costs to limit the amount of such Incremental Exit Costs related to certain information technology services to a maximum of $1.0 million. The transactions contemplated by the Agreement closed on March 4, 2015, and the Company will recognize a $9.4 million loss on the settlement of the Lucky Brand Note in the first quarter of 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KATE SPADE & COMPANY

Date: March 6, 2015	By:	/s/ Thomas Linko
	Name:	Thomas Linko
	Title:	Chief Financial Officer